Exhibit 4.23
    Itau Unibanco S.A., New York Branch

Customer:        ARCOS DORADOS

Our Ref:        101300000063 - EXTENSION MAY 09, 2018

Type of Transaction:    STANDBY L/C ISSUANCES-FINANCE

Current Amount     $ 15,000,000.00

Issue Date:         9-May-11

Expiration Date:     24-Apr-21

Currency:         USD

SBLC Fee:         2.7500%

SBLC/GUARANTEES
Amount O/S	From	To		All-in-rate	FEES	COMMENTS
$15,000,000.00	9-May-18	9-May-19	365	2.75%	412,500.00
$15,000,000.00	9-May-19	11-May-20	368	2.75%	412,500.00
$15,000,000.00	11-May-20	24-Apr-21	345	2.75%	412,500.00

Bank:            JP Morgan Chase - New York
ABA:            021 000 021
Beneficiary:        ITAU UNIBANCO S.A., NEW YORK BRANCH
Account nr:         400 945 207

Our Ref: 101300000063 - EXTENSION MAY 09, 2018

In case of any questions, please contact us by e-mail: Loans_NY@itau-unibanco.com or by phone (212) 845-0606-0668-0669 - Loans Dept.

Yours faithfully,
/s/ ITAU UNIBANCO S.A., NEW YORK BRANCH